Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GALECTIN THERAPEUTICS INC.

(Name of Registrant as specified in its charter)

Nevada	04-3562325
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

(678) 620-3186

(Address and telephone number of principal executive offices and principal place of business)

Harold Shlevin, Ph.D.

Chief Executive Officer and President

Galectin Therapeutics Inc.

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

(678) 620-3186

(Name address and telephone number of agent for service)

Copies to:

Robert E. Tritt

Dentons US LLP

303 Peachtree Street

Atlanta, Georgia 30308

Tel No.: (404) 527-4990

Fax No.: (404) 527-8890

Approximate date of commencement of proposed sale of the securities to the public: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has selected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock	1,702,725	$3.51 (2)	$5,976,564.75	$724.36
TOTAL	1,702,725	n/a	$5,976,564.75	$724.36

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall register and be deemed to cover any additional shares of Common Stock of the Registrant which may be offered or become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on August 2, 2019.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED August 9, 2019

GALECTIN THERAPEUTICS INC.

1,702,725 Shares of Common Stock

This prospectus covers the offer and sale of up to 1,702,725 shares of our common stock, par value $0.001 (“Common Stock”) from time to time by the selling stockholders named in this prospectus (together with their successors and assigns, the “Selling Stockholders”). The shares of Common Stock being offered are issuable to the Selling Stockholders identified herein as follows:

(i) up to 785,808 shares of Common Stock are issuable upon exercise of certain Common Stock purchase warrants (the “Class B Warrant Registrable Shares”) held by certain selling stockholders at an exercise price of $3.00 per share that were originally issued in a series of private placements during a period commencing on February 12, 2009 and concluding on May 10, 2010.

(ii) up to 26,665 shares of Common Stock are issuable upon exercise of certain Common Stock purchase warrants (the “Lock Up Warrant Registrable Shares”) held by certain selling stockholders at an exercise price of $3.00 per share that were issued on September 22, 2016, September 29, 2016 and December 23, 2016. Throughout this prospectus, the Class B Warrant Registrable Shares and the Lock Up Warrant Registrable Shares will be referred to collectively as the “Warrant Registrable Shares.”

(iii) up to 221,757 shares of Common Stock are issuable upon the conversion of shares of our Series A 12% Convertible Preferred Stock, par value $0.01 (the “Series A Convertible Shares”), which are held by certain selling stockholders and which were originally issued pursuant to a private placement that commenced in October 2007 and closed on February 4, 2008.

(iv) up to 248,773 shares of Common Stock that may be issued as stock dividends on outstanding shares of the Series A Preferred Stock (the “Series A Dividend Shares”, together with the Series A Convertible Shares, the “Series A Registrable Shares”) held by certain selling stockholders

(v) up to 210,006 shares of Common Stock are issuable upon the conversion of shares of our Series C Super Dividend Convertible Preferred Stock, par value $0.01 (the “Series C Convertible Shares”), which are held by certain selling stockholders and which were originally issued pursuant to private placements in December of 2010 and January of 2011.

(vi) up to 210,216 shares of Common Stock that may be issued as stock dividends on outstanding shares of the Series C Preferred Stock (the “Series C Dividend Shares”, together with the Series C Convertible Shares, the “Series C Registrable Shares”) held by certain selling stockholders.

Throughout this prospectus, the Warrant Registrable Shares, the Series A Registrable Shares, and the Series C Registrable Shares will be referred to collectively as the “Registrable Shares”).

For information regarding the Selling Stockholders and the times and manner in which they may offer or sell the shares, see “Selling Stockholder” or “Plan of Distribution.”

We will not receive any of the proceeds from the sale of the Registrable Shares by the Selling Stockholders; however, we will receive proceeds from the exercise of warrants with respect to the Warrant Registrable Shares, to the extent such warrants are exercised by cash payment. We will pay the expenses of registering the Common Stock. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Common Stock by the Selling Stockholders.

Our Common Stock is quoted on the NASDAQ Capital Market under the symbol “GALT.” On August 2, 2019, the last reported closing price for our Common Stock on the NASDAQ Capital Market was $3.36 per share.

Investing in shares of our Common Stock involves certain risks. See “RISK FACTORS” beginning on page 4 of this prospectus. In addition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and supplemented by our Quarterly Reports on Form 10-Q for the period ended March 31, 2019 and period ended June 30, 2019, each of which has been filed with the Securities and Exchange Commission and is incorporated herein by reference and which may be updated, supplemented or superseded by the risks and uncertainties described in the reports we subsequently file with the Commission . You should carefully read and consider these risk factors before you invest in shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August     , 2019.

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to 1,702,725 Registrable Shares of our Common Stock, par value $0.001 per share. We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders ;however, we will receive proceeds from the exercise of warrants with respect to the Warrant Registrable Shares, to the extent such warrants are exercised by cash payment.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). Under this registration process, the Selling Stockholders may, from time to time, offer and sell up to 1,702,725 Registrable Shares of our Common Stock, as described in this prospectus, in one or more offerings as described in the “Plan of Distribution”. This prospectus provides you with a general description of the securities the Selling Stockholders may offer. You should read this prospectus carefully before making an investment decision.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the additional information described below under “Where You Can Find More Information” and “Incorporated By Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, “Galectin Therapeutics,” the “Company,” “we,” “our,” the “Registrant” and similar terms refer to Galectin Therapeutics, Inc. and its subsidiaries, unless the context indicates otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain, in addition to historical information, forward-looking statements. These statements relate to future events or our future financial performance and can be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in these statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described in, or incorporated by reference into, the Risk Factors section of this prospectus. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. Before deciding to invest in our securities, you should read this entire prospectus, including the discussion of “Risk Factors” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2018, and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 10-Q, all of which are incorporated by reference into this prospectus .

Overview

We are a clinical stage biopharmaceutical company engaged in drug research and development to create new therapies for fibrotic disease, severe skin disease, and cancer. Our drug candidates are based on our method of targeting galectin proteins, which are key mediators of biologic and pathologic functions. We use naturally occurring, readily available plant products as starting material in manufacturing processes to create proprietary, patented complex carbohydrates with specific molecular weights and other pharmaceutical properties. These complex carbohydrate molecules are appropriately formulated into acceptable pharmaceutical formulations. Using these unique carbohydrate-based candidate compounds that largely bind and inhibit galectin proteins, particularly galectin-3, we are undertaking the focused pursuit of therapies for indications where galectins have a demonstrated role in the pathogenesis of a given disease. We focus on diseases with serious, life-threatening consequences to patients and those where current treatment options are limited. Our strategy is to establish and implement clinical development programs that add value to our business in the shortest period of time possible and to seek strategic partners when a program becomes advanced and requires significant additional resources.

Our lead galectin-3 inhibitor is GR-MD-02, which has been demonstrated in preclinical models to reverse liver fibrosis and cirrhosis. GR-MD-02 has the potential to treat many diseases due to galectin-3’s involvement in multiple key biological pathways such as fibrosis, immune cell function and immunity, cell differentiation, cell growth, and apoptosis (cell death). The importance of galectin-3 in the fibrotic process is supported by experimental evidence. Animals with the gene responsible for galectin-3 “knocked-out” can no longer develop fibrosis in response to experimental stimuli compared to animals with an intact galectin-3 gene. Galectin Therapeutics Inc. is using this inhibitor to treat advanced liver fibrosis and liver cirrhosis in NASH (non-alcoholic steatohepatitis) patients. We have completed two Phase 1 clinical studies, a Phase 2 clinical study in NASH patients with advanced fibrosis (NASH-FX) and a second Phase 2B clinical trial in NASH patients with well compensated cirrhosis. We announced, in December 2017 top line results from our Phase 2b study in NASH patients with cirrhosis (NASH-CX) and results of an End of Phase 2 meeting with the FDA, which provided direction on potentially acceptable end points for a Phase 3 trial. The company with its external NASH consultants has designed a Phase 3 study that has been sent to various contract research organizations (CROs) for their input on feasibility, timing costs and other important considerations. NASH cirrhosis is a progressive disease, currently not treatable and ultimately may result in liver failure that has poor prognosis and no effective, approved medical therapies other than liver transplant. Galectin-3 expression is highly increased in the liver of patients with liver fibrosis and liver cirrhosis. We believe that our galectin-3 inhibitor, by reducing galectin-3 at the cellular level, ultimately showing a strong anti-fibrotic potential may provide a novel treatment for various forms of liver fibrosis.

We endeavor to leverage our scientific and product development expertise as well as established relationships with outside sources to achieve cost-effective and efficient drug development. These outside sources, amongst others, provide us with expertise in preclinical models, pharmaceutical development, toxicology, clinical trial operations, pharmaceutical manufacturing, sophisticated physical and chemical characterization, and commercial development. We also have established several collaborative scientific discovery programs with leading experts in carbohydrate chemistry and characterization. These discovery programs are generally aimed at the targeted development of new carbohydrate molecules that bind galectin proteins and offer alternative options to larger market segments in our primary disease indications. We also have established through Galectin Sciences LLC, a discovery program aimed at the targeted development of small molecules (generally, non-carbohydrate) that bind galectin proteins and may afford options for alternative means of drug delivery (e.g., oral) and as a result expand the potential uses of our galectin-3 inhibitor compounds. We are also pursuing a development pathway to clinical enhancement and commercialization for our lead compounds in immuno-oncology for cancer therapy. However, our clinical development efforts are focused on both liver fibrosis and fatty liver disease as represented by a Phase 2 clinical trial in NASH-cirrhosis which reported top line data in December 2017 and on planning for Phase 3 studies. All of our proposed products are presently in development, including pre-clinical and clinical trials.

Corporate Information

We were founded in July 2000 as Pro-Pharmaceuticals, Inc., a Massachusetts corporation. On April 25, 2001, DTR-Med Pharma Corp. (“DTR”), which was incorporated in Nevada on January 26, 2001, entered into a stock exchange agreement with Pro-Pharmaceuticals, Inc., whereby DTR acquired all of the outstanding shares of common stock of Pro-Pharmaceuticals, Inc. On May 10, 2001, DTR changed its name to “Pro-Pharmaceuticals, Inc.” and on June 7, 2001, the Massachusetts corporation was merged into the Nevada corporation. On May 26, 2011, Pro-Pharmaceuticals, Inc. changed its name to “Galectin Therapeutics Inc.” In October 2012, we moved our headquarters to a suburb of Atlanta, GA to be closer to a center of discovery collaboration while maintaining a laboratory operation in the Boston area.

OFFERING SUMMARY

Securities offered by Selling Stockholders:	Up to 1,702,725 Shares of Common Stock.

Terms of the offering	The Selling Stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of the Registrable Shares offered by this prospectus from time to time on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Use of proceeds	We will not receive any of the proceeds from a sale of any Common Stock offered pursuant to this prospectus that may be received by the Selling Stockholders. We may receive proceeds from the exercise of warrants, to the extent such warrants are exercised with cash payment.

NASDAQ Symbol	GALT

Risk Factors	The purchase of our Common Stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” beginning on page 4.

RISK FACTORS

Investing in our common stock involves risks. Before deciding to invest in our common stock, please read carefully the risks and uncertainties described below and incorporated by reference in this prospectus or any prospectus supplement. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering. See “Incorporation by Reference” and “Where You Can Find Additional Information.” These risks are not the only risks that we may face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, may also become important factors that affect us. If any of the risks or uncertainties described in this prospectus or our SEC filings or any such additional risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected, which could cause our actual operating results to differ materially from those indicated or suggested by forward-looking statements made in this prospectus or our SEC filings or presented elsewhere by management from time to time. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. Please also see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 2.

FORWARD-LOOKING STATEMENTS

Certain statements made herein that look forward in time or express management’s expectations or beliefs with respect to the occurrence of future events are forward-looking statements as defined under Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and are subject to the safe harbor created therein for forward-looking statements. Such statements include, but are not limited to, statements concerning our anticipated operating results, research and development, clinical trials, regulatory proceedings, and financial resources, and can be identified by use of words such as, for example, “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and “would,” “should,” “could” or “may.” All statements, other than statements of historical facts, included herein that address activities, events, or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements, including statements regarding:

•	our early stage of development;

•	we have incurred significant operating losses since our inception and cannot assure you that we will generate revenue or profit;

•	our dependence on additional outside capital;

•	we may be unable to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates;

•	uncertainties related to our technology and clinical trials;

•	we may be unable to demonstrate the efficacy and safety of our developmental product candidates in human trials;

•	we may be unable to improve upon, protect and/or enforce our intellectual property;

•

we are subject to extensive and costly regulation by the U.S. Food and Drug Administration (FDA) and by foreign regulatory authorities, which must approve our product candidates in development and could restrict the sales and marketing and pricing of such products;

•	competition and stock price volatility in the biotechnology industry;

•	limited trading volume for our stock, concentration of ownership of our stock, and other risks detailed herein and from time to time in our SEC reports; and

•

other risks detailed herein and from time to time in our SEC reports, including our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2018, and our subsequent SEC filings.

We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described above and in the Risk Factors section of our annual report on Form 10-K for the year ended December 31, 2018. We cannot assure you that we have identified all the factors that create uncertainties. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date of this prospectus or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

This prospectus also contains estimates, projections and other information concerning our industry, the market and our business. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties.

USE OF PROCEEDS

We would receive proceeds of up to $2,437,419 with respect the exercise of the warrants in connection with issuance of the Warrant Registrable Shares, to the extent such warrants are exercised by cash payment. We, however, will not receive any of the proceeds from any other transaction involving the Registrable Shares. We currently intend to use all proceeds received upon a cash exercise of the warrants for working capital and general corporate purposes.

We cannot predict when, if ever, the warrants will be exercised.

DESCRIPTION OF FINANCING TRANSACTIONS

February 2008 – Series A 12% Convertible Preferred Stock Private Placement

On February 4, 2008, the Company completed a private placement of 1,742,500 units to investors, with each unit consisting of one share of the Company’s Series A 12% Convertible Preferred Stock, par value $0.01 (the “Series A Preferred Stock”), which is convertible into one share of Common Stock, (2) a five-year warrant to purchase one share of Common Stock at an exercise price of $1.50, and (3) a five-year warrant to purchase one share of Common Stock at an exercise price of $2.00. These securities were issued without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering. Net proceeds from this transaction were approximately $1.6 million. Approximately $54,000 of the proceeds were received in 2008. The Series A Registrable Shares underlie the shares of Series A Preferred Stock that were issued pursuant to this private placement.

The foregoing descriptions of the transaction pursuant to which the Series A Preferred Stock was issued is incomplete and qualified in its entirety by reference to the Company’s Current Report on Form 8-K, which was filed on February 7, 2008, and which is incorporated herein by reference.

February 2009 - 2010 – Series B-1 and B-2 Convertible Preferred Stock Private Placement

On February 12, 2009, the Company entered into definitive agreements (collectively, the “2009 10X Agreement”) with 10X Fund, L.P., a Delaware limited partnership (“10X Fund”), pursuant to which the Company agreed to issue to sell to 10X Fund, and 10X Fund agreed to purchase from the Company: (i) 900,000 shares of the Company’s Series B-1 Convertible Redeemable Preferred Stock (the “Series B-1 Preferred Stock”), each share of which is convertible into four (4) shares of Common Stock for a total of 3,600,000 shares of Common Stock; (ii) 2,100,000 shares of Series B-2 Convertible Redeemable Preferred Stock (the “Series B-2 Preferred Stock”), each share of which is convertible into four (4) shares of Common Stock, for a total of 8,400,000 shares of Common Stock; (iii) warrants exercisable to purchase 1,000,000 shares of Common Stock (the “Class A-1 Warrants”); (iv) warrants exercisable to purchase up to 1,000,000 shares of Common Stock (the “Class A-2 Warrants”, together with the Class A-1 Warrants, the “Class A Warrants”); and (v) warrants exercisable to purchase 4,000,000 shares of Common Stock (the “Class B Warrants”).

The Class B Warrant Registrable Shares underlie a number of the Class B Warrants that were issued pursuant to the 2009 10X Agreement. In total, the sale of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Class A Warrants and the Class B Warrants to 10X Fund resulted in gross proceeds to the Company of $6,000,000 and net proceeds of $5,532,955.

The Class B Warrants issued pursuant to the 2009 10X Agreement have been amended twice. The Class B Warrants were first amended in January of 2011 pursuant to an agreement, dated January 21, 2011, between the Company and 10X Fund. On January 11, 2019, certain Class B Warrants exercisable for 3,579,642 shares of Common Stock (including the Class B Warrant Registrable Shares) in the aggregate, and held by 10X Fund, 10X Capital Management, LLC and The Widows and Orphans Fund, were again amended (such amendments, the “2019 Amendments”). Pursuant to the 2019 Amendments, the Company amended and restated the Class B Warrants to (i) extend the exercise period of the Class B Warrants for an additional five years and (ii) provide that all such Class B Warrants may be exercised on a cashless basis, but only by the current holders of the Class B Warrants. Prior to the extension, such warrants had various expiration dates in 2019 and 2020. Additionally, the amended Class B Warrants issued to 10X Fund grant 10X Fund the right to nominate one director to the Company’s board of directors for so long as 10X Fund holds any exercisable Class B Warrants.

The foregoing description of the Class B Warrants is not complete and is qualified in its entirety by reference to (i) the Company’s Current Report on Form 8-K, filed on February 18, 2009; (ii) the Company’s Current Report on Form 8-K, filed on January 27, 2011; and (iii) the Company’s Current Report on Form 8-K filed on January 15, 2019, including, the full text of the form of Class B Warrant, which is filed therewith as Exhibit 4.2. Each of the foregoing Current Reports on Form 8-K are incorporated herein by reference.

December 2010 – January 2011 – Series C Super Dividend Convertible Preferred Stock Private Placement

On December 30, 2010, the Company sold and issued 212 shares of Series C Super Dividend Convertible Preferred Stock, par value $0.01 (the “Series C Preferred Stock”) at a price of $10,000 per share for gross proceeds of $2,120,000. The Company incurred $47,000 of cash transaction costs resulting in net cash proceeds of $2,073,000. In addition, the Company issued 3,000 warrants exercisable at $1.20 to a placement agent which had a de minimis value. On January 10, 2011, the Company issued and sold an aggregate of 13 shares of Series C Preferred Stock. The Series C Preferred Stock was sold in reliance on the registration exemption set forth in Section 4(2) of the Securities Act and Rule 506 thereunder. The Series C Registrable Shares underlie the shares of Series C Preferred Stock that were issued pursuant to this private placement.

The foregoing descriptions of the transactions pursuant to which the Series C Preferred Stock was issued are incomplete and qualified in their entirety by reference to the Company’s Current Reports on Form 8-K, which were filed on January 6, 2011 and January 14, 2011, respectively, and which are incorporated herein by reference.

September and December 2016 – Series B-3 Convertible Preferred Stock Private Placement

On September 22, 2016, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with 10X Fund. Pursuant to the Purchase Agreement, the Company agreed to issue and sell to 10X Fund, and 10X Fund agreed to purchase from the Company (i) 375,000 shares of the Company’s Series B-3 Convertible Preferred Stock (the “Series B-3 Preferred Stock and (ii) warrants to purchase 0.75 shares of Common Stock for every share of Common Stock into which the Series B-3 Preferred Stock is convertible. The terms and conditions of this private placement are more fully described in the Company’s Current Report on Form 8-K, filed on September 27, 2016.

Pursuant to the Purchase Agreement and a separate Lock Up Letter Agreement entered into between the Company and 10X Fund, as consideration for 10X Fund’s agreement not to sell any shares of the Company’s Series B Preferred Stock for a period of 18 months, subject to certain exceptions, the Company issued to 10X Fund the following warrants, all exercisable at $3.00 per share: In September, 2016, warrants exercisable for 875,000 shares of Common Stock, and in December, 2016 warrants exercisable for 252,033 shares of Common Stock (such warrants, the “Lock Up Warrants”, together with the Class B Warrants, the “Warrants”). The Lock Up Warrant Registrable Shares underlie a number of the Lock Up Warrants issued pursuant to the Purchase Agreement and Lock Up Letter Agreement.

The foregoing description of the Lock Up Warrants is not complete and is qualified in its entirety by reference to the full text of the form of Lock Up Warrant, a copy of which is filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 27, 2016, and is incorporated herein by reference.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors.

SELLING STOCKHOLDERS

The Registrable Shares covered by this prospectus and being offered by the Selling Stockholders are those issuable to the Selling Stockholders (i) upon the exercise of the Warrants overlying the Warrant Registrable Shares, (ii) upon the conversion of shares of the Series A Preferred Stock, (iii) upon the conversion of shares of the Series C Preferred Stock, (iv) as stock dividends on outstanding shares of the Series A Preferred Stock or (v) as stock dividends on outstanding shares of the Series C Preferred Stock. We are registering the Registrable Shares in order to permit the Selling Stockholders to offer the Registrable Shares for resale from time to time.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders to the knowledge of the Company. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock and Warrants, as of August 9, 2019, assuming conversion exercise of the Warrants held by the Selling Stockholder on that date, without regard to any limitations on exercises and assuming dividend shares issued from September 2019 through September 2024 to the holders of Series A and Series C preferred stock.

The third column lists the Registrable Shares being offered under this prospectus by the Selling Stockholders.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus (1)	Number of shares of Common Stock Owned After Offering (2)	Percentage of Ownership After Offering
10X Capital Management, LLC (3)	12,250,668	494,912	11,755,756	20.6%
Peter G. Traber (4)	39,524	39,524	0	*
David L. Allen	50,562	50,562	0	*
The Widows and Orphans Fund	225,000	225,000	0	*
The Elsa G. Prince Living Trust	2,475	2,475	0	*
Cynthia A. Dimmette	25,528	25,528	0	*
Frederick M. Laun Roth IRA	56,697	56,697	0	*
Rudolph and Sherri Liddell	33,351	33,351	0	*
Jason V. Mellilo	6,671	6,671	0	*
Thomas C. Mellilo	6,671	6,671	0	*
A. M. O’Hare	6,671	6,671	0	*

O’Hare Investments, LLC	6,671	6,671	0	*
Lodie and Phyllis Rogers	16,676	16,676	0	*
Larry and Margaret Smith	83,376	83,376	0	*
Jeffrey Strand	10,005	10,005	0	*
Peter G. Werth	166,752	166,752	0	*
Roy A. Brown	8,852	8,852	0	*
Clark G. Capraro	3,541	3,541	0	*
Alan Hoberman	8,852	8,852	0	*
Dale H. Conaway	3,541	3,541	0	*
Howard M. Crosby	17,703	17,703	0	*
James C. Czirr Trust (5)	35,407	35,407	0	*
Early Equities, LLC	35,407	35,407	0	*
Peter A. Fox	8,852	8,852	0	*
Harvey A. Gertsch and Sandra L. Gertsch, JTWROS	8,852	8,852	0	*
Irwin J. Goldstein	3,541	3,541	0	*
Richard J. Gumaer and Mary V. Gumaer, JTWROS	4,425	4,425	0	*
HERBERT P HAWKINS AND CARRIE HAWKINS TTEES, UA 09-02-2003 THE HAWKINS FAMILY TRUST	26,555	26,555	0	*
Robert B. Jacobs Amended and Restated Trust	19,474	19,474	0	*
JAM Capital Assoc. LLC (Leonard D. Pearlman)	7,081	7,081	0	*
Kendler Family Trust	8,852	8,852	0	*
Darby & Terri Kruger	14,430	14,430	0	*
Amy Korengut	1,770	1,770	0	*
Frederick M. Laun	17,702	17,702	0	*
Steven G. Lazar Revocable Trust	10,622	10,622	0	*
Thomas M. McNulty and Margaret M. McNulty, JTWROS	8,852	8,852	0	*
Judith A. Melillo	8,852	8,852	0	*
Gilbert S. Omenn Trust (6)	17,705	17,705	0	*
Bertram Pitt	17,705	17,705	0	*
Michael J. Prendergast and Paige F. Prendergast, JTWROS	8,852	8,852	0	*
Robert G. Rettig, Sr., Trust	8,852	8,852	0	*
Russo Family Revocable Trust	8,852	8,852	0	*
Robert Salanski and Claudine Salanski, JTWROS	8,852	8,852	0	*
G&L Sanford Revocable Living Trust	8,852	8,852	0	*
Earl and Beverly Schalin Estate Trust	8,852	8,852	0	*
Charles L. Shafer	8,852	8,852	0	*
James A. Shaw	8,852	8,852	0	*
Michael M. Sheikh	15,047	15,047	0	*
David H. Smith	61,962	61,962	0	*
Bjarn Sorensen and Glafira Sorensen, JTWROS	3,541	3,541	0	*
Charles L. Stafford	8,852	8,852	0	*
Tailwind VC, LLC	8,852	8,852	0	*
Linda L. Upton Living Trust	3,541	3,541	0	*

*	less than one percent.

Percentage calculations are based on 56,631,304 shares of our Common Stock issued and outstanding as of August 6, 2019.

(1)	Assumes the exercise or conversion, as applicable, of all securities overlying the Registrable Shares that are held by the Selling Stockholders.
(2)	Assumes all offered shares are sold.
(3)

Amount of securities beneficially owned by 10X Capital Management, LLC includes (i) 494,912 shares issuable upon exercise of warrants held by 10X Capital Management, LLC; (ii) 6,519,549 common shares held by 10X Fund; and (iii) 5,236,207 shares issuable upon exercise of warrants held by 10X Fund. 10X Capital Management, LLC is the general partner of 10X Fund, and controls the decision to vote or dispose of any shares held by 10X Fund.

(4)	Peter G. Traber, M.D., formerly served as the Company’s President and Chief Executive Officer. Dr. Traber resigned from his position with the Company on July 6, 2018.
(5)	James C. Czirr is the trustee of the James C. Czirr Trust. Mr. Czirr is a member of the Company’s Board of Directors.
(6)	Gilbert S. Omenn, M.D. is the trustee of the Gilbert S. Omenn Trust. Dr. Omenn is a member of the Company’s Board of Directors.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act or any other exemptions from registration, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters relating to the issuance of the Common Stock offered by this prospectus will be passed upon for us by Dentons US LLP, Atlanta, Georgia.

EXPERTS

Cherry Bekaert LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Cherry Bekaert’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 6, 2019;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed on May 10, 2019 and for the quarter ended June 30, 2019, filed on August 9, 2019;

•	our Current Reports on Form 8-K filed on each of January 15, 2019; January 23, 2019; March 6, 2019; April 15, 2019; May 10, 2019 and May 28, 2019;

•

the description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on September 9, 2003, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all shares of Common Stock registered hereunder or the termination of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Galectin Therapeutics, Inc.

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

Attention: Jack W. Callicutt, Chief Financial Officer

Tel.: (678) 620-3186

E-mail: ir@galectintherapeutics.com

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Our website address is www.galectintherapeutics.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information on our website is not incorporated into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses that are payable by us in connection with the offering described in the prospectus that is part of this registration statement. All amounts, other than the SEC Registration Fee, are estimates. Although we will not receive any of the proceeds from the sale of the shares of our Common Stock being registered in this registration statement, we agreed to bear the costs and expenses of the registration of such shares.

SEC Registration Fee	724.36
Printing Fees and Expenses	2,000
Accounting Fees and Expenses	4,000
Legal Fees and Expenses	6,000
Miscellaneous Expenses	1,000

Total	13,724.36

Item 15. Indemnification of Directors and Officers

The Registrant’s By-laws, as amended to date, provide for indemnification of officers and directors to the fullest extent permitted by Section 7502 of Chapter 78 of the Nevada Revised Statutes (“NRS”) (as from time to time amended), provided such officer or director acts in good faith and in a manner which such person reasonably believes to be in or not opposed to the best interests of the Registrant, and with respect to any criminal matter, had no reasonable cause to believe such person’s conduct was unlawful.

NRS 78.7502 states:

“1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a)	Is not liable pursuant to NRS 78.138; or

(b)

Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.”

The Registrant’s By-laws also provide that to the fullest extent permitted by NRS 78.751 (as from time to time amended), the Registrant shall pay the expenses of officers and directors of the Corporation incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of such matter, upon receipt of an undertaking in form and substance acceptable to the board of directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

NRS 78.751 states:

“1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.”

In addition, the Registrant maintains directors’ and officers’ liability insurance which insures against liabilities that its directors and officers may incur in such capacities.

Reference is made to “Undertakings,” below, for the Registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 16. Exhibits

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained periodic reports filed with or furnished to SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Certificate of Designation of Preferences, Rights and Limitations of Series A 12% Convertible Preferred Stock (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on October 9, 2007.)

4.2	First Amendment to Certificate of Designation of Preferences Rights and Limitations of Series A 12% Convertible Preferred Stock (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on May 19, 2017.)

4.3	Certificate of Designation of Preferences, Rights and Limitations of Series C Super Dividend Convertible Preferred Stock (Variable Cumulative Convertible) (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on January 6, 2011.)

4.4	Form of Class B Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on February 18, 2009.)

4.5	Amended Form of Class B Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 27, 2011.)

4.6	Form of Amended and Restated Class B Common Stock Purchase Warrant (Incorporated By reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 15, 2019.)

4.7	Form of Amended and Restated 10X Fund Class B Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 15, 2019.)

4.8	Form of Lock-Up Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on September 27, 2016.)

5.1*	Opinion of Dentons US LLP regarding legality

23.1*	Consent of Dentons US LLP (included as part of Exhibit 5.1 hereto)

23.2*	Consent of Cherry Bekaert LLP

24*	Power of Attorney (included in the signature pages of this registration statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norcross, State of Georgia, on the date indicated below.

GALECTIN THERAPEUTICS INC.
(Registrant)

Date: August 9, 2019	By:	/s/ Harold Shlevin, Ph.D.
Harold Shlevin, Ph.D.
Chief Executive Officer and President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT that each person whose signature appears below constitutes and appoints each of Harold Shlevin, Ph.D. and Jack W. Callicutt as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement on Form S-3, and any registration statement (including exhibits thereto and other documents in connection therewith) filed by the Registrant under Securities and Exchange Commission Rule 462(b) of the Securities Act of 1933 which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Harold H. Shlevin, Ph.D. Harold H. Shlevin, Ph.D.	Chief Executive Officer and President (Principal Executive Officer)	August 9, 2019

/s/ Jack W. Callicutt Jack W. Callicutt	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2019

/s/ Richard E. Uihlein Richard E. Uihlein	Chairman of the Board of Directors	August 9, 2019

/s/ Kary Eldred Kary Eldred	Director	August 9, 2019

/s/ Kevin D. Freeman Kevin D. Freeman, CFA	Director	August 9, 2019

/s/ Joel Lewis Joel Lewis	Director	August 9, 2019

/s/ Gilbert S. Omenn Gilbert S. Omenn, M.D., Ph.D.	Director	August 9, 2019

/s/ Marc Rubin Marc Rubin, M.D.	Director	August 9, 2019

/s/ Stephen Shulman Stephen Shulman	Director	August 9, 2019

/s/ Gilbert F. Amelio Gilbert F. Amelio	Director	August 9, 2019

/s/ James C. Czirr James C. Czirr	Director	August 9, 2019